N-SAR Exhibit: Sub-item 77C(c)
Legg Mason Investment Trust
Legg Mason Opportunity Trust

Item 77C(c): Submission of matters to a vote of security holders
Item 77H(a): Change in control of registrant


In response to Sub-Items 77C(c) and 77H(a), Legg Mason Opportunity Trust, the Registrant incorporates by reference the supplement to the fund's Summary Prospectus, Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission pursuant to Rule 497 of the Securities Act of 1933 on September 23, 2016 (Accession No. 0001193125-16-718324). The Registrant also incorporates by reference Post-Effective Amendment No. 9 to Form N-1A filed on April 22, 2016 pursuant to Rule 485(b) of the Securities Act of 1933 (Accession No. 0001193125-16-551954).




LEGG MASON OPPORTUNITY TRUST
MILLER INCOME OPPORTUNITY TRUST
SUPPLEMENT DATED SEPTEMBER 23, 2016 TO THE SUMMARY PROSPECTUSES, PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION DATED MAY 1, 2016 FOR LEGG MASON OPPORTUNITY TRUST AND FEBRUARY 1, 2016 FOR MILLER INCOME OPPORTUNITY TRUST


On August 11, 2016, Legg Mason, Inc. ("Legg Mason") announced a definitive agreement to sell Legg Mason's ownership stake in LMM LLC ("LMM") to Bill Miller. Currently, 50% of LMM is owned by Legg Mason and 50% of LMM is owned by Mr. Miller and an entity controlled by him. The transaction is targeted to close (the "Closing") in early 2017, but is subject to certain conditions, and may be delayed or may not close under certain circumstances. LMM serves as the investment manager to Legg Mason Opportunity Trust, a series of Legg Mason Investment Trust, and as subadviser to the Miller Income Opportunity Trust, a series of Legg Mason Global Asset Management Trust. Legg Mason Partners Fund Advisor, LLC ("LMPFA"), a wholly-owned subsidiary of Legg Mason, serves as the administrator to the Legg Mason Opportunity Trust and the investment manager to the Miller Income Opportunity Trust.
In connection with the transaction, LMPFA and LMM recommended to each fund's Board of Trustees that they approve a reorganization pursuant to which each fund will transfer all of its assets to a corresponding newly organized series (each, an "Acquiring Fund") of the Trust for Advised Portfolios (the "TAP Trust") (a mutual fund company which is not affiliated with Legg Mason) in return for shares of the corresponding Acquiring Fund and the Acquiring Fund's assumption of all of the fund's liabilities. Each fund will then distribute the shares it receives from the Acquiring Fund to its shareholders. In this way, shareholders of Legg Mason Opportunity Trust and Miller Income Opportunity Trust will become shareholders of the corresponding Acquiring Fund. Legg Mason Opportunity Trust and Miller Income Opportunity Trust would then be terminated. On August 31, 2016, each fund's Board of Trustees approved the applicable fund reorganization, subject to shareholder approval and certain other conditions.
LMM will serve as investment adviser for each Acquiring Fund, thereby maintaining the continuity of each fund's investment program. Members of each fund's portfolio management team are expected to serve in the same capacity for the Acquiring Fund after the fund reorganization. The Closing will have the effect of terminating LMM's investment management agreement for Legg Mason Opportunity Trust and subadvisory agreement for Miller Income Opportunity Trust under the Investment Company Act of 1940.
No sales loads, commissions, or other similar fee will be charged in connection with the fund reorganization. A fund will not bear any costs of the fund reorganization. The costs of the fund reorganization will be borne by LMM, LMPFA, or their affiliates.
Each fund reorganization is subject to the satisfaction of certain conditions, including approval by fund shareholders, and shareholder approval of the reorganization of the other fund. If the required conditions are satisfied, each fund reorganization is expected to occur on or about
February 24, 2017 or such other date as the parties may agree. While it is currently anticipated that each fund's reorganization will take place concurrently, the reorganizations may take place at different times or certain other conditions of the transaction may be waived with the approval of the Boards. Prior to the fund reorganization, shareholders can continue to purchase, redeem and exchange shares subject to certain limitations described below and in each fund's Prospectus. Only shareholders who hold a fund's shares as of the close of business on October 3, 2016 will have the opportunity to vote on the applicable fund reorganization. Before the special meetings, shareholders of the funds will receive a combined prospectus/proxy statement that discusses the fund reorganizations and other matters.


Effective immediately, Class R1 shares of Legg Mason Opportunity Trust and Class A2 and Class R shares of Miller Income Opportunity Trust will be closed to new purchases and incoming exchanges.
Effective as of the close of business one day prior to the fund reorganization, each fund's exchange privilege with other funds in the Legg Mason family of funds will cease. Shareholders of each fund will be allowed to purchase and redeem shares through the date of the fund reorganization.
It is expected that neither fund nor its shareholders will recognize gain or loss as a direct result of the respective fund reorganization and that the aggregate tax basis in the Acquiring Fund shares received by the fund shareholder will be the same as the shareholder's aggregate tax basis in the fund shares. You should talk to your tax adviser about any state, local and other tax consequences of your fund's reorganization.
This document is not an offer to sell shares of either Acquiring Fund, nor is it a solicitation of an offer to buy any such shares or of any proxy. Proxy materials describing the fund reorganizations are expected to be mailed in November 2016. Please read the proxy material carefully, when it is available, because it contains important information about the fund reorganizations and the Acquiring Funds.



0001193125-16-678619 8/11/16
LEGG MASON OPPORTUNITY TRUST
MILLER INCOME OPPORTUNITY TRUST
SUPPLEMENT DATED AUGUST 11, 2016 TO THE SUMMARY PROSPECTUSES,
PROSPECTUSES AND STATEMENTS OF ADDITIONAL INFORMATION DATED
MAY 1, 2016 FOR LEGG MASON OPPORTUNITY TRUST AND
FEBRUARY 1, 2016 FOR MILLER INCOME OPPORTUNITY TRUST



On August 11, 2016, Legg Mason, Inc. ("Legg Mason") announced a definitive agreement to sell Legg Mason's ownership stake in LMM LLC ("LMM") to Bill Miller. Currently, 50% of LMM is owned by Legg Mason and 50% of LMM is owned, directly and indirectly, by Mr. Miller and an entity controlled by him. LMM serves as the investment manager to Legg Mason Opportunity Trust, a series of Legg Mason Investment Trust, and as subadviser to Miller Income Opportunity Trust, a series of Legg Mason Global Asset Management Trust. The transaction is targeted to close (the "Closing") at the end of 2016, but is subject to certain conditions, and may be delayed or may not close under certain circumstances.

In connection with the transaction, each fund's Board of Trustees and shareholders will be asked to approve the reorganization of such fund into a new fund (not affiliated with Legg Mason) for which LMM will serve as investment adviser after the Closing, thereby maintaining the continuity of each fund's investment program. The portfolio management teams of each fund are expected to be the same after the Closing and such fund's reorganization.

Subject to Board approval, special meetings of the funds' shareholders will be held to consider the fund reorganizations and such other matters as the Board may deem appropriate. Before the special meetings, shareholders of the funds will receive a combined prospectus/proxy statement that discusses the fund reorganizations and other matters. The Closing will have the effect of terminating LMM's investment management agreement for Legg Mason Opportunity Trust and subadvisory agreement for Miller Income Opportunity Trust under the Investment Company Act of 1940.



LMFX298016